SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                           Form 8K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934



DATE OF REPORT: July 15, 2005


                    CCA Industries, Inc.

     (Exact Name of Registrant as Specified in Charter)

                          DELAWARE

      (State or other jurisdiction of incorporation or
                        organization)

                          2-85538-B

                  (Commission File Number)

                           1-31643

            (IRS Employer Identification Number)

 200 Murray Hill Parkway, East Rutherford, New Jersey 07073

     (Address of principal executive offices, zip code)

                       (201) 330-1400

     (Registrant's telephone number including area code)

Item 2:02 Results of Operations and Financial Condition

  1. The Company issued a news release on June 28, 2005 setting forth its estimated preliminary earnings for the second quarter ended May 31, 2005. A copy of said news release is annexed hereto as Exhibit "A."

  2. The Company issued a news release on July 15, 2005 announcing its second quarter earnings results and six month earnings results for the six month period ended May 31, 2005. A copy of said news release is annexed hereto as Exhibit "B." The SEC suggested that the Company change its method of estimating the benefits derived from the Company's advertising expenditures. If our final discussions with the SEC convince the Company to change its method of estimating the benefits, the Company will restate the second quarter ended May 31, 2005 to reflect the change in the estimate and use the new method in all future filings. Although the change will cause the second quarter to reflect significantly lower earnings, its effects will be reversed in the third and fourth quarters with no overall impact on the annual results.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2005


     CCA Industries, Inc.
     Registrant


By:  Ira W. Berman
     Ira W. Berman, Secretary

Exhibit "A"



Company Contact:
Ira W. Berman
Chairman

800 524-2720


FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

     East Rutherford, NJ, June 28, 2005: CCA Industries, Inc. (AMEX - CAW) announced today that preliminary second quarter revenues were $18,616,053, gross profits before taxes were $2,852,015 compared to revenues of $18,339,247 and gross profits before taxes of $4,646,436 for the prior year's second quarter.

     "Because of the intense competition from major competitors in some of our categories, we have increased our advertising budget by $1million to be expended in the third and fourth quarters. General and administrative expenses increased which included among other inflationary increases, a $300,000 oil surcharge which impacted our freight expense. To be conservative, we have increased our reserve against possible returns to avoid any possible subsequent adjustments because of the current uncertainty in the industry," stated David Edell, chief executive officer.

     "We have had a number of investment banking firms contacting us to help maximize shareholder value. After due deliberation, we have entered into an agreement with a firm that is a member of the New York Stock Exchange to suggest alternative transactions. We have a solid debt-free balance sheet, free cash flow plus a substantial unsecured line of credit for any future transactions."

     CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, "Plus+White" toothpastes and teeth whiteners, "Sudden Change" anti-aging skin care products and "Scar Zone,"
"Nutra Nail" nail growth treatments, "Mega" Green Tea diet aids, "Hair Off" hair removal and depilatories, "Bikini Zone" medicated creme and gel for the bikini area, "Solar Sense" sun protection products, "Cherry Vanilla" Perfume and the Denise Austin "Skin Fit for Life" green tea anti-oxidant skin care line.



Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

Exhibit "B"


Company Contact:
Ira W. Berman
Chairman

800 524-2720


                                             FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES SECOND QUARTER RESULTS

     East Rutherford, NJ, July 15, 2005: CCA Industries, Inc. (AMEX - CAW) announced today that second quarter revenues were $18,616,053, net profits after taxes were $1,750,653, and earnings per share fully diluted were $0.24 compared to revenues of $18,339,247 and net profits after taxes of $2,798,203, and earnings per share fully diluted were $0.36 for the prior year's second quarter.

     "Because of the intense competition from major competitors in some of our categories, we have increased our advertising budget by $1million of which $500,000 was accrued as an expense in the second quarter. All of this advertising however, will run in the third and fourth quarters. General and administrative expenses increased which included among other inflationary increases, our increased freight expense. To be conservative, we have increased our reserve against possible returns to avoid any possible subsequent adjustments because of the current uncertainty in the industry," stated David Edell, chief executive officer.

     For the six month period ended May 31, 2005 revenues were $33,430,241, net income after taxes was $2,695,485, earnings per share fully diluted were $0.37 compared to revenues of $31,426,735, net income after taxes of $3,634,345, earnings per share fully diluted of $0.47 for the prior six month period.

     "As we advised in our previous press release, the board of directors is exploring possible strategic alternatives to enhance
shareholder value.   Although we are giving this matter our utmost
attention, there can be no assurance that a transaction will occur, or if undertaken, the terms and timing thereof," stated David Edell. "We are pleased with the inclusion of our Company in the New Russell Micro Cap Index which debuted on July 1, 2005."

     The Company is in discussions with the SEC regarding the best way to report its advertising expense during the interim periods. While the outcome will have no effect at all on the Company's year end financial statements which have always been in accordance with GAAP, it expensed all of the advertising costs expended during a fiscal year in the year they were incurred; the financial results of the individual quarters within each year will be affected.

     APB 28 Interim Financial Reporting states "Advertising costs may be deferred within a fiscal year if the benefits of expenditure made clearly extend beyond the interim period in which the expenditure is made."

     This requires an estimate to be made by the Company as to how much benefit of incurred advertising will be realized in subsequent quarters. As stated in the previously filed 10Q's over the past years, the Company has consistently reported its advertising expense according to its interpretation of APB 28 Interim Financial Reporting by expensing its annualized budgeted advertising expense equally over the four quarters. The Company feels that its budgeted advertising expense for any year affects its sales for the entire year regardless of when the advertisement actually runs. The strategy adopted by the Company to get the most value for its advertising dollars is to saturate the market during the first two quarters of each fiscal year so that an impression can be made on the consumer. The benefit of that advertising is then reflected in the brand recognition achieved, which carries over into the last two quarters of the year. By the beginning of the next fiscal year the Company believes it must, once again, saturate the market to rekindle the interest in its products.

     "We do not believe that the advertising spent in a particular quarter relates solely to the sales in that quarter, especially since the advertising might generate sales at the retailer it doesn't affect the Company until the retailer reorders to replace the sold inventory. Depending on the retailer this could be weeks, months, or quarters later," stated David Edell.

     The SEC interpretations of APB 28 is that there is no clear benefit to the advertising dollars spent in the subsequent quarters and therefore, they have suggested that the Company expense its advertising during its interim periods as the costs are incurred. The company's position is that because it expends approximately 75% of its media budget in the first half of the fiscal year, its method of consolidating and saturating its product advertising is such that it will not have to advertise heavily in the second half of the year. Therefore, under its current presentation, it spreads out its advertising expense equally over each quarter as it believes sales results in the second half are a direct result and clear benefit of its heavy advertising in the first half.

     No matter which accounting methods is used to expense advertising, the year end results will be exactly the same as all advertising expenses will have been expended by year end.

     The SEC suggestions would have the result of substantially reducing earnings in the first half, but substantially increasing earnings in the second half, especially in the fourth quarter when the Company usually does not advertise to any extent.

     Had the Company reported its advertising expense according to the SEC's suggestion in the current and previous two years the Pro-forma Net income and diluted EPS would have been as follows:

     Fiscal              First     Second    Third      Fourth    Year
     Year                Quarter   Quarter   Quarter   Quarter    End
                          (000)     (000)     (000)     (000)    (000)
                              -Pro-Forma
     2005
     Revenues             $14,814   $18,616
     Advertising          $ 5,323   $ 4,285
     NI                  ($   435)  $ 1,337
     EPS                    ($.06)    $ .18
                              -Pro-Forma
     2004
     Revenues             $13,087   $18,339   $16,696   $13,395 $61,518
     Advertising          $ 6,547   $ 4,633   $   551   $ 1,387 $13,119
     NI                  ($ 1,462)  $ 1,902   $ 3,584   $ 1,772 $ 5,797
     EPS                   ($ .20)    $ .25     $ .47     $ .24   $ .75
                              -Pro-Forma
     2003
     Revenues             $12,515   $17,611   $12,853   $11,758 $54,737
     Advertising          $ 4,036   $ 3,893   $ 1,085   $ 1,314 $10,329
     NI                  ($   218)  $ 1,897   $ 2,052   $ 1,521 $ 5,252
     EPS                   ($ .03)    $ .25     $ .28     $ .20   $ .68

     This reporting change would have had no effect on the year end financials whatsoever. It simply would have skewed the quarterly earnings to reflect significantly less earnings in the first two quarters when we typically spend the bulk of our advertising dollars and significantly more income in the third and fourth quarters when we reap the rewards of our advertising but significantly reduce our current spending.

     For comparison purposes, the historical numbers we did report are shown below:

     2005
     Revenues             $14,814   $18,616
     Advertising          $ 3,098   $ 3,655
     NI                   $   945   $ 1,751
     EPS                    $ .13     $ .24

     2004
     Revenues             $13,087   $18,339   $16,696   $13,395  $61,518
     Advertising          $ 2,824   $ 3,064   $ 3,932   $ 3,299  $13,119
     NI                   $   836   $ 2,798   $ 1,457   $   705  $ 5,797
     EPS                    $ .11     $ .36     $ .19     $ .09    $ .75

     2003
     Revenues             $12,515   $17,611   $12,853   $11,758  $54,737
     Advertising          $ 2,723   $ 2,634   $ 2,405   $ 2,568  $10,329
     NI                   $   574   $ 2,584   $ 1,287   $   807  $ 5,252
     EPS                    $ .08     $ .34     $ .17     $ .11    $ .68

     As shown the year end numbers are exactly the same, the change simply reallocates when our advertising dollars are expensed.

     If our final discussion with the SEC causes us to change our method of estimating the benefits derived from our advertising dollars, we will restate the current quarter to reflect the change in estimate and will utilize the new method in all future filings. The effect of the restatement on the 2nd quarter 2005 financials will be to decrease the earnings from $1,751,000, $.24 EPS, to ($122,000), ($.02) EPS. This is due to the fact that since this is a "change in an estimate", accounting guidelines require us to account for the entire effect in the most recent quarter rather than restate each of the prior quarters. Therefore, the entire effect of the current quarter's deferral is reflected in the second quarter earnings as opposed to being reflected in both the first and second quarters as shown in the pro forma table above. As stated above, although the change makes our 2nd quarter earnings look significantly lower, its affects will be reversed in the third and fourth quarters when very little advertising is budgeted to be expended.

     CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, "Plus+White" toothpastes and teeth whiteners, "Sudden Change" anti-aging skin care products and "Scar Zone," "Nutra Nail" nail growth treatments, "Mega" Green Tea diet aids, "Hair Off" hair removal and depilatories, "Bikini Zone" medicated creme and gel for the bikini area, "Solar Sense" sun protection products, "Cherry Vanilla" Perfume and the Denise Austin "Skin Fit for Life" green tea anti-oxidant skin care line.


Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

CCA Industries, Inc. & Subsidiaries
Second Quarter Ended
May 31, 2005
News Release




Quarter Ended            May 31, 2005              May 31, 2004
     Revenues             $18,616,053              $18,339,247
     Net Income           $ 1,750,653             $  2,798,203

     Per Share Earnings
          Basic                 $0.25                    $0.38
          Diluted               $0.24                    $0.36

     Weighted Average
     Shares Outstanding
          Basic             7,139,056                7,314,491
          Diluted           7,335,087                7,677,661


Six Months Ended

     Revenues             $33,430,241              $31,426,735
     Net Income           $ 2,695,485             $  3,634,345

     Per Share Earnings
          Basic                 $0.38                    $0.50
          Diluted               $0.37                    $0.47


     Weighted Average
     Shares Outstanding
          Basic             7,116,651                7,301,942
          Diluted           7,317,103                7,665,029





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